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                    October 26, 2022

       Gregory J. Peterson
       Senior Vice President and Chief Financial Officer
       Southwest Gas Holdings, Inc.
       8360 S. Durango Drive
       Post Office Box 98510
       Las Vegas, Nevada 89193-8510

                                                        Re: Southwest Gas
Holdings, Inc.
                                                            Southwest Gas
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File Nos. 1-37976
and 1-07850

       Dear Gregory J. Peterson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation